Introduction Q1 2020 REVENUE Q1 2020 Y/Y For example, we have: ● ● ● ● ●

Summary financial table First quarter fiscal year 2020

How our customers are responding Customer story Teachable

Some examples include: ● ● ● ● Customer story ● Discord ● ● ● ●

Customer story Landbot

How Zendesk is adapting Supporting our customers Customer story MasUno by Fluyt, LLC

Supporting our employees Customer story KeepSmallStrong

Customer story Supporting our community Maynooth Community Grocery Delivery Since March 2020: Total social impact Employees who signed engagement hours since up to be on-call moving to remote work volunteer translators Employees offered to share Educational their skills with our Living events Room Live Program

Preparing for a strong future Customer story PWNHealth

Guidance For the quarter ending June 30, 2020, we expect to report: ● ● ● ● ●

Customer story Customer story Calm Cloudbeds

Timeline

Customers 7-Eleven Discord Alfa-Bank Fivetran Bungalow Fluyt Calm Goodwill of Orange County The Dallas Morning News Grab

Customers Hospitality Helps LG Electronics Alabama Imperfect Foods Maynooth Home Support Kount MedVantx Keep Small Strong One.com Landbot Prevent Senior

Customers SurePrep Thoughtbot Teachable Titan Distributors Therapy Brands Zoom

Operating metrics Dollar-based net expansion rate Remaining performance obligations (RPO) % of total quarter-ending Support ARR 43%

Select financial measures

Condensed consolidated statements of operations

Condensed consolidated balance sheets

Condensed consolidated statements of cash flows

Non-GAAP results

Non-GAAP results (continued)

About Zendesk Forward-looking statements About non-GAAP financial measures

About operating metrics

Customer metrics Geographic information Contact Investor contact Media contact

Exhibit 99.2

April 30, 2020

Shareholder Letter

Q1 2020



zendesk



Mikkel Svane
CEO



Elena Gomez
CFO



Marc Cabi
SVP, Finance, Strategy and IR

Introduction

The rapid onset of a global pandemic has had a sudden and significant impact on many people's lives, the economy, and the way that organizations conduct business, both now and for the future. We are responding to this crisis by supporting our customers, employees, and community. We are helping organizations quickly implement the customer experience solutions that they need in this new environment, while rapidly adjusting our priorities and how we do business.

Our mission to help organizations build better relationships with their customers is particularly relevant during this uncertain and stressful time. Our cloud-based customer experience solutions enable organizations to connect and engage with their customers and employees on multiple channels around the globe. Important to our core values, our solutions are easy to implement, use, and scale, and they provide a quick time-to-value.

Organizations ranging from government entities and large enterprises to startups and nonprofits are using Zendesk's solutions to adapt and respond to this crisis. For instance, they are quickly scaling to respond to massive volumes of inquiries, sharing important information, connecting with vulnerable populations, offering online learning, and helping employees transition to remote work environments.

Zendesk is also quickly adapting how we do business in this constantly-changing environment.

Q1 2020 REVENUE
$237.5 MILLION

Q1 2020 Y/Y
31%
REVENUE GROWTH

For example, we have:

- Set up cross-functional customer response teams to proactively reach out to our customers and assist them with their needs, whether it be serving their customers or helping them navigate economic hardship
- Implemented, iterated, and executed on a business continuity plan to ensure we are protecting the health and well-being of our customers, employees, and business, which allowed us to transition to a completely remote work environment within a few days while maintaining the reliability of our services and our engagement with our customers
- Developed and launched a new product bundle to help organizations work remotely, which we're offering for free for six months
- Accelerated a Tech for Good program to help nonprofits and communities respond to challenges and coordinate relief efforts
- Enabled our channel partners to help our customers quickly implement solutions to meet their urgent needs

In the near- and intermediate-term, we expect our financial performance to be impacted by the global pandemic and economic crisis. While some of our customers are scaling to address high volumes of inquiries and adapt to a new environment, others are facing financial stress and have seen their customer interactions decline. While these impacts vary between industries and we believe our book of business is well diversified, we are focused on helping and retaining all our customers across all types of businesses. For many customers who are facing challenging circumstances, we are partnering with them to adjust their invoicing or other subscription terms to help them navigate this difficult time. Given the significant macro uncertainty, we are withdrawing our full year 2020 guidance that we previously provided on February 6, 2020. We are, however, providing guidance for the second quarter of 2020, which is available on page 13 of this letter.

As you would expect, we are carefully managing our operating expenses in light of the economic crisis. While our balance sheet is and will remain very strong, we are committed to managing our expenses in line with our revenue expectations. To that end, we have already implemented substantial expense-saving measures, including a reduction in our hiring plan, that we expect to yield savings over the course of 2020.

Ultimately, we believe that Zendesk is well-positioned to succeed in an environment where the impact of COVID-19 will be long-lasting. We have a set of solutions and an organization that is designed to deliver immediate value to our customers. We expect that organizations of all sizes will emphasize projects that provide quick results, low overhead costs, and low friction. This has always been the strength of Zendesk, and we plan to be even more focused on this advantage moving forward.

With a compelling subscription-based business model, a diverse customer base that includes more than 160,000 paid customer accounts, and a strong balance sheet that includes $837 million of cash, cash equivalents, and marketable securities as of March 31, 2020, we believe that there is an opportunity to enhance our leadership position as a service-first CRM provider. In this challenging economic environment, we are in a good position to continue making long-term investments in our products, platform, go-to-market initiatives, and infrastructure. Our investments will be focused to ensure we come out of this crisis with strength.

Summary financial table

First quarter fiscal year 2020

(in thousands, except per share data)

	Three Months Ended March 31,	
	2020	2019
GAAP results		
Revenue	$ 237,475	$ 181,484
Gross profit	$ 177,773	$ 125,830
Gross margin	*74.9%*	*69.3%*
Operating loss	$ (41,284)	$ (43,914)
Operating margin	*(17.4%)*	*(24.2%)*
Net loss	$ (42,783)	$ (44,720)
Net loss per share, basic and diluted	$ (0.38)	$ (0.41)
Non-GAAP results		
Non-GAAP gross profit	$ 185,956	$ 133,369
Non-GAAP gross margin	*78.3%*	*73.5%*
Non-GAAP operating income	$ 9,181	$ 583
Non-GAAP operating margin	*3.9%*	*0.3%*
Non-GAAP net income	$ 12,440	$ 5,054
Non-GAAP net income per share, basic	$ 0.11	$ 0.05
Non-GAAP net income per share, diluted	$ 0.10	$ 0.04
Other financial measures		
Net cash provided by (used in) operating activities	$ (2,609)	$ 18,969
Free cash flow (non-GAAP)	$ (15,605)	$ 8,498

See a reconciliation of non-GAAP measures presented at the end of this letter.

How our customers are responding

During this global pandemic and economic crisis, customers are using Zendesk's solutions to connect with their customers. As organizations face uncertainty and added stress on their business, it is vital that they can communicate instantly and proactively with their customers across all channels and on a global scale. Since Zendesk's customer experience solutions are easy to implement, use, and scale, organizations can quickly adapt and serve their customers in this rapidly-changing environment. We excel at providing fast time-to-value solutions and believe our solutions can help our customers meet that challenge.


teachable

Customer story

Teachable

Hotmart's most recent acquisition, Teacheable, is an online course creation platform. Since the company's founding in 2014, the entrepreneurs using the platform and tools have generated over $300 million in revenue from more than 18 million students around the world. As COVID-19's impact became clear in early March, Teacheable saw an opportunity to help: it is currently offering health, government, and education agencies free access to its platform. Teachable's support team moved quickly to add chat seats and turn on Answer Bot for help answering easy questions, rising to the challenge of handling an almost 80 percent increase in volume.


DISCORD

Customer story

Discord

Discord is a free service that makes it easy for friends and groups to communicate over voice, video, and text. When countries like Italy and France started imposing COVID-19 restrictions, Discord saw its usage soar by up to 3x—but not just within the gaming community. Virtual classes, book clubs, study groups, restaurateurs, and digital conventions are all using Discord to gather online. In response, Discord allowed the number of people who can stream and view private content to increase fivefold. Discord's spike in use caused a spike in support traffic and help center visits. Between February and March 2020, pageviews jumped 70 percent, unique visitors more than doubled, and the company's self-service ratio climbed ten points. Discord's decision to make big investments in automation, deflection, and AI using Zendesk Support, Gather, Guide, and Answer Bot means that agents are able to focus on the highest-priority conversations.

We're proud to be a part of many organizations' solutions during this crisis.

Some examples include:

- Gaming, online entertainment, virtual education platform, and communications platform companies experienced significantly higher customer request volume, with high growth in usage of messaging or chat channels.
- Travel and hospitality companies scaled quickly to handle unprecedented levels of requests for cancellations and refunds.
- Retail companies converted in-store employees to online customer service representatives.
- Government and health agencies leveraged messaging, chat, or self-service to better inform the general population and each other about various COVID-related news and updates.
- Nonprofit organizations set up hotlines or online systems to connect with vulnerable populations who are sheltering in place.
- A medical organization scaled its capabilities for nurses to talk with patients over the phone and then triage care appropriately.
- A government employment agency implemented solutions to better address a significant increase in unemployment-related questions and filings.
- Education institutions enabled solutions to communicate with faculty, students, and parents about online learning and school closures.
- Organizations and companies transitioned their employees to remote work environments and used Zendesk to manage communication with employees, including human resource teams sharing important information or IT departments coordinating the set up of remote technology.



Landbot.io

Customer story

Landbot

Landbot is a no-code chatbot builder that enables seamless, conversational experiences at scale. Within a week, Landbot built chatbots powered by Sunshine Conversations and that are available on WhatsApp and the websites of several large humanitarian and crisis relief organizations. Millions of people can use these bots to self-diagnose and access up-to-date information about the spread of COVID-19 and its symptoms. Users can get the latest information and self-diagnose using a chatbot, and Landbot's success is helping free up space in the health systems and get information to patients during the COVID-19 pandemic.

While many of these implementations were done by an organization on its own, some were accomplished through partners, which accelerated our ability to help customers during this time. We now have relationships with some of the world's largest global systems integrators and more than 1,200 partners in total. The Zendesk Marketplace now includes more than 1,000 apps and integrations for Zendesk Support, Chat, and Sell.


Search The Marketplace


masuno
Special project for covid-19 response in Colombia
Supported by Zendesk®
www.masuno.app
masuno

Customer story

MasUno by Fluyt, LLC

When the hive-minds at Fluyt—a Colombian-based design, communication, and education consultancy—considered how best to help with the country's COVID-19 response, they decided to create a mobile app that offered high-quality, relevant, and timely content. The team reached out to Zendesk's Tech for Good program and soon launched the masuno.app, a content hub built with Zendesk Guide. Since its debut, 40+ volunteers have helped design, draft, and publish over 200 articles on everything from mental health to spotlights on nonprofits actively addressing the crisis. The masuno team is also using Zendesk to collect reports of price speculation and to surface requests for help, which the firm shares with local government officials. Next the firm plans to launch a virtual call-center so volunteers can share accurate information about the pandemic's impact and connect callers with groups offering food, shelter, and medicine.

How Zendesk is adapting

Our company operations are also guided by our commitment to simplicity, agility, and empathy. These values inspired the actions that enabled us to quickly adapt our business to support our customers, employees, and community in response to the crisis. We've undertaken a number of initiatives to ensure the strength and adaptability of our business, including ongoing business continuity planning.

Supporting our customers

COVID-19 has made a distributed world an instant reality for us and our customers. We believe this will, in many ways, be a long-term shift and are ensuring that our products and services are designed for business processes that enable distributed teams. We developed a new product bundle to help organizations work remotely, which we're offering for free for six months. The Remote Support Bundle is available for our Professional or Enterprise Support or Support Suite customers and offers a collaboration add-on, Explore analytics, training credits, and workforce management tracking provided by our partner, Tymeshift.

For startups specifically addressing COVID-19 responses, we are providing free software and experts ready to provide hands-on support with onboarding and implementation of Zendesk solutions to get them up and running as fast as possible.

We have cross-functional customer response teams in place to help customers with urgent needs. As part of this, we set up 24/7 global monitoring of impacts related to COVID-19 so that we can proactively reach out to customers who may need additional support. Our cross-functional teams include leaders and experts from advocacy, sales, renewals, finance, and finance operations. When a request comes in, we identify the need and impact and route the customer to the most appropriate team that can assist them. In less than a day, we were able to implement our own solutions to enable our newly formed customer response teams to respond to requests.

We have also developed significant content in the form of webinars, virtual community meetups, and other virtual events to provide organizations with insight and best practices on how to adapt their customer service teams to the new COVID-19 environment, set up distributed remote teams, and manage internal team communications. A big part of this strategy was connecting our customers to the broader customer experience community so they could collectively share best practices and insights with each other. This included moving content from our cancelled annual Relate user conference in March to a virtual format and providing content that addressed the rapidly-evolving challenges organizations faced due to the crisis. At our Relater virtual user conference, we also showcased our newly launched products, Support Suite and Sales Suite, as well as our fully-available Sunshine CRM platform.

zendesk relater 20



sunshine



Hi, I was shipped the wrong item. May I have a refund?
REFUND REQUESTED
LESS THAN $5
INITIATE REFUND
TICKET CREATED
ORDER VALUE
MORE THAN $5
APPROVAL REQUEST

zendesk
sales suite

sell chat reach voice



zendesk
support suite

support guide chat talk messaging




KEEP
STRONG

Customer story

KeepSmallStrong

KeepSmallStrong was spun up in response to COVID-19's damaging impact on the eponymous group it is now serving. The lionshare of the organization's effort goes toward helping brick and mortar businesses set up and improve e-commerce and delivery models quickly, so they can begin selling inventory online. Among the first to apply to Zendesk's Tech for Good program, KeepSmallStrong uses the Web Widget on its website to collect form responses from businesses and volunteers. Those responses are sent into Zendesk Support where volunteers, companies, and inspired individuals collaborate to keep small businesses running. Though relatively young, the team's success earned it a recent spotlight in *Forbes Magazine*.

Supporting our employees

The health and safety of our employees is a top priority. To keep Zendesk employees safe, we initiated a restriction on all business travel and also implemented mandatory work-from-home for all global Zendesk offices. We were able to transition our entire company to remote work within just a few days. To do so, we leveraged our own solutions and SaaS tech stack that includes modern applications like Slack, Zoom, and Google apps. We assisted our employees with this transition by providing them the hardware and software they needed plus a $1,000 stipend per employee, not including senior vice presidents or above, to purchase whatever else they needed to work remotely.

Customer story

Maynooth Community Grocery Delivery

After Ireland released a shelter-in-place order for all residents over 70 and those with underlying health issues, Dublin-based Zendesk Success Consultant Naoise Ó Cearúil realized that these vulnerable people would need help accessing medication and groceries. He met with locals in the town of Maynooth to connect people who need supplies with the stores and volunteers who can deliver them. Before they had Zendesk Support, all volunteers got an email; the first person to respond was assigned the task. But as the program grew, Ó Cearúil applied for a sponsored account through Zendesk's Tech for Good program. The group started using Zendesk Guide as a centralized, secure, and fast portal for volunteers to find, accept, and complete delivery jobs. To date, Maynooth Home Support has 164 volunteers, with local authorities and police feeding into the program. Volunteers field an average of 10-20 requests and deliveries per day, serving around 40 elderly or individuals and families.

Supporting our community

Social impact has long been an important element of Zendesk's culture and brand. Promoting empathy to solve complex social issues is core to our values, as we believe it is an important way for employees to engage with work, our customers, and our communities around the globe. As communities worldwide grapple with the effects of COVID-19 and shelter-in-place mandates, this core value is particularly relevant, and we have been inspired by the stories of Zendesk employees who are meeting this moment with empathy, courage, and creativity.

Since March 2020, through our Tech for Good program, we have provided help to more than 30 organizations that urgently needed a system to manage volunteering, relief efforts, home assistance, or similar services. The help we provide consists of free Zendesk software and implementation services and additional support if needed. More than 50 implementation partners have joined our efforts and signed up to assist.

Since March 2020:

1000+

Total social impact engagement hours since moving to remote work

100+

Employees who signed up to be on-call volunteer translators

40+

Employees offered to share their skills with our Living Room Live Program

4

Educational events



Customer story

PWNHealth

PWNHealth is a national clinician network that works to improve early disease detection and prevention with large-scale population screening using advanced diagnostics and telehealth. In the last month, PWN has conducted thousands of COVID-19 tests across the United States. It relies on Zendesk to streamline conversations with internal and external collaborators so people get quick and secure access to critical information.

Preparing for a strong future

We believe that the way people interact and make business decisions has changed because of this pandemic and economic crisis, and we don't expect it to return to "business as usual" in a post-crisis environment. This is our opportunity as a company to be bold and lean into what we do best in order to emerge a better, stronger company.

Organizations are seeking solutions that enable them to easily communicate and connect with their customers across the communication channels that their customers want to use. Additionally, organizations want these solutions to be easy to use, fast to implement, and provide a quick time-to-value.

This is where we excel.

By staying true to what we do best, we believe that we are on the right path to deliver high growth in the long-term as we emerge from this pandemic and economic crisis.

Guidance

We believe our financial performance will be impacted by global economic conditions. For instance, starting at the end of Q1, we began to see a higher trend of contraction among our smaller customers. That trend has continued early in Q2, and while we expect that to improve as economies begin to revive, we expect it to still outpace historical trends. We're also partnering with our larger customers who are undergoing business challenges to help them with modified invoicing and subscription terms.

Given the global economic uncertainty today, we are withdrawing the full year 2020 guidance that we previously provided on February 6, 2020. We are, however, providing guidance for the second quarter of 2020. We are also conducting scenario planning on a regular basis that considers different levels of economic downturn, the potential impact on our revenue, and cost-savings initiatives we can take if appropriate. We are continuing to invest in long-term initiatives, carefully prioritize our investments, and closely monitor our revenue, margins, and cash flow.

Longer-term, with improved macroeconomic conditions, we continue to believe the fundamentals of our business model will drive meaningful revenue growth. In particular, we believe that our customer experience solutions will be more relevant to customer demand and more compelling relative to traditional enterprise competitors. We will continue to innovate and improve our product offering and how we operate and engage with consumers. We believe these initiatives will make us a better, stronger company in the long-term and give us confidence in our plan to deliver high revenue growth and operating leverage.

For the quarter ending June 30, 2020, we expect to report:

- Revenue in the range of $237 - 243 million
- GAAP operating income (loss) in the range of $(43) - (39) million, which includes share-based compensation and related expenses of approximately $47 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $2 million
- Non-GAAP operating income (loss) in the range of $8 - 12 million, which excludes share-based compensation and related expenses of approximately $47 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $2 million
- Approximately 115 million weighted average shares outstanding (basic)
- Approximately 119 million weighted average shares outstanding (diluted)

There are many factors that can affect our actual results which are discussed below and in the risk factors in our filings with the Securities and Exchange Commission. Some of the key risk factors include global macroeconomic conditions, the impact of the novel coronavirus and resulting COVID-19 disease pandemic on our business, business conditions of customers in challenged industries, the effect on demand for our products from large customers, and the ability of small and midsized customers to survive this severe economic downturn. Additionally, Zendesk's estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, and weighted average shares outstanding in future periods assume, among other things, the occurrence of no additional acquisitions, investments, or restructurings and no further revisions to share-based compensation and related expenses.


App of the Year
2017
Learn the life-changing skill of meditation
Sleep Stories to help you fall asleep
Breathing exercises to help you relax
Calm

Customer story

Calm

An Apple "App of the Year" with 80 million downloads, Calm guides people in mindfulness and meditation that's needed now more than ever. The company met COVID-19's impact on mental health by playing to its strengths: it quickly assembled and promptly shared a collection of free wellness resources, including mindfulness classes, meditations, and visualizations. Its support team uses Zendesk Support and Guide to manage a 33 percent increase in inquiries and a 50 percent increase in help center views, mainly from people asking about how to access more calm. Despite rising volume, agents are fleet with their replies, earning the team a CSAT improvement. By making valuable content and nimble support readily available, Calm is helping people around the world live happier, healthier lives.


AUGUST 17, 2019
#HospitalityHelps

Customer story

Cloudbeds

Cloudbeds—a software vendor that allows people to start, run, and grow their hospitality businesses—was among the first to see COVID-19's decimating effect on the industry. Even as occupancy rates slipped, it spotted an opportunity to serve housing providers while doing good: connecting those who can offer lodging to the essential workers and high-risk cohorts that have been displaced. They centralized that work under #hospitalityhelps, a non-profit network of fourteen partners that connects available beds with the people who need them, from at-risk nursing home residents to healthcare workers relocating to COVID-19 hotspots to help with coverage. Inspired Cloudbeds' use of Zendesk as a CRM since 2015, #hospitalityhelps found their solution. Zendesk Support enables fast request routing, seamless communication coordination, and quick query resolution. In mere weeks, it has helped connect healthcare professionals and others affected by COVID-19 across a growing pool of 1.2 million pledged beds.

Timeline


Employee Count
% of Support ARR from Paid Customer Accounts with 100+ Support Agents
December 31, 2018
2,700
40%
AWS Migration
Mexico City
$700M Annual Revenue Run Rate*
Dallas
New York
Smooch Acquisition
London
Zendesk Duet Launch
zendesk SHOWCASE
Answer Bot Web and Mobile Channels
Gartner MQ Leader
Chicago
São Paulo
Launch WhatsApp for Zendesk
Melbourne
Singapore
$800M Annual Revenue Run Rate*
Partner Program Launch
San Francisco
Sunshine Conversations and Gather Launches
Talk Partner Editions Expands Amazon Connect Support
$900M Revenue Run Rate
relater
Virtual Event
Support Suite, Sales Suite, Sunshine fully available
Remote Work Bundle
March 31, 2020
3,830
43%
support
+
sell
answer bot
sunshine
gather
sunshine
FULLY AVAILABLE
support suite
sales suite

Note: Timeline not to scale.

*Annual revenue run rate was calculated by multiplying our revenue for the most recent applicable quarter by four.

For more information about our revenue run rate, please see the "About Operating Metrics" section at the back of this letter.

Customers

Among the customers to join or expand with us recently are:

7-Eleven
A convenience-retailing company

Discord
A communication app designed for gamers

Alfa-Bank
A private global bank

Fivetran
A data integration company

Bungalow
A co-living company

Fluyt
A Colombian-based design, communication, and education consultancy

Calm
An app for sleep and meditation

Goodwill of Orange County
A community service provider

The Dallas Morning News
A news provider

Grab
A company that provides transportation, logistics, and financial services

Customers

Among the customers to join or expand with us recently are:

Hospitality Helps

A non-profit network

Imperfect Foods

A fresh produce delivery company

Kount

A provider of digital fraud and cybersecurity solutions

Keep Small Strong

A nonprofit organization

Landbot

A chatbot builder

LG Electronics Alabama

A customer service division for an electronics company

Maynooth Home Support

A volunteer group helping local communities

MedVantx

A consumer medication management and delivery company

One.com

A web hosting service company

Prevent Senior

A Brazil-based healthcare operator

Customers

Among the customers to join or expand with us recently are:

SurePrep
A U.S.-based tax productivity software company

Thoughtbot
A design and development consulting company

Teachable
An online course creation platform

Titan Distributors
An online retail company

Therapy Brands
A practice management and EHR solutions provider

Zoom
A communication software company

Operating metrics

A key metric we use to gauge our penetration within larger organizations is represented by the percentage of Support ARR generated by customers with 100 or more Support agents. That percentage was approximately 43% at the end of the first quarter of 2020, compared to 43% at the end of the fourth quarter of 2019 and 40% as reported at the end of the first quarter of 2019.

Dollar-based net expansion rate


118%
117%
116%
116%
115%
Q1'19
Q2'19
Q3'19
Q4'19
Q1'20

% of total quarter-ending Support ARR

from paid customer accounts with 100+ Support agents


Q1 2020
100+ agents
43%

Our dollar-based net expansion rate, which we use to quantify our annual expansion within existing customers, was 115% at the end of the first quarter, compared to 116% at the end of the fourth quarter of 2019. Our dollar-based net expansion rate was 118% at the end of the first quarter of 2019. Consistent with expectations in prior quarters, we believe a healthy dollar-based net expansion rate for Zendesk is 110% - 120%.

As we successfully move upmarket, we believe an indicator of our mid-market and enterprise execution is encompassed in the growth of remaining performance obligations (RPO). RPO represents future revenues that are under contract but have not yet been recognized. As we continue to move upmarket to serve enterprise customers and deliver more complex and strategic use cases, we have consistently entered into contracts with longer subscription terms.

Remaining performance obligations (RPO)

in millions


Short-term RPO
Long-term RPO
$441
$95
$346
$526
$136
$390
$558
$154
$404
$641
$181
$460
$673
$184
$489
Q1'19
Q2'19
Q3'19
Q4'19
Q1'20

Select financial measures

(in millions)

	Three Months Ended			Comments
	March 31, 2020	**December 31, 2019**	**March 31, 2019**	
GAAP results				
Revenue	$ 237.5	$ 229.9	$ 181.5	Q1'20 revenue grew 31% y/y
Gross margin	*74.9%*	*73.1%*	*69.3%*	Increased 560 bps y/y primarily driven by customer success initiatives and increased hosting efficiencies
Operating loss	$ (41.3)	$ (32.3)	$ (43.9)	
Operating margin	*(17.4%)*	*(14.1%)*	*(24.2%)*	Increased 680 bps y/y primarily driven by gross margin improvement, and G&A savings, partially offset by one-time stipend to all of our employees, excluding Senior Vice Presidents and above
Non-GAAP results				
Non-GAAP gross margin	*78.3%*	*76.7%*	*73.5%*	Increased 480 bps y/y primarily driven by customer success initiatives and increased hosting efficiencies
Non-GAAP operating income	$ 9.2	$ 11.6	$ 0.6	
Non-GAAP operating margin	*3.9%*	*5.1%*	*0.3%*	Increased 360 bps y/y primarily driven by gross margin improvement, and G&A savings
Other financial measures				
Net cash provided by (used in) operating activities	$ (2.6)	$ 32.2	$ 19.0	
Free cash flow (non-GAAP)	$ (15.6)	$ 15.9	$ 8.5	Net cash provided by operating activities, less purchases of property and equipment and internal-use software development costs
Cash and cash equivalents	$ 199.1	$ 196.6	$ 142.4	Increased y/y driven by operating activities
Marketable securities, current and noncurrent	$ 638.1	$ 648.9	$ 703.0	
Remaining performance obligations	$ 673	$ 641	$ 441	Increased approximately 53% y/y
Short-term performance obligations	$ 489	$ 460	$ 346	Increased approximately 41% y/y
Long-term performance obligations	$ 184	$ 181	$ 95	Increased approximately 94% y/y
Non-GAAP results exclude the following				
Share-based compensation and related expenses	$ 45.8	$ 39.5	$ 40.6	Increased y/y largely due to higher headcount and timing of awards
Amortization of purchased intangibles	$ 2.8	$ 2.8	$ 2.2	
Acquisition-related expenses	$ 1.9	$ 1.6	$ 1.7	

Quarter-over-quarter comparisons (q/q) are for the three months ended March 31, 2020, compared to the three months ended December 31, 2019.
Year-over-year comparisons (y/y) are for the three months ended March 31, 2020, compared to the three months ended March 31, 2019.
See a reconciliation of non-GAAP measures presented at the end of this letter.

Condensed consolidated statements of operations

(in thousands, except per share data; unaudited)

	Three Months Ended March 31,	
	2020	2019
Revenue	$ 237,475	$ 181,484
Cost of revenue	59,702	55,654
Gross profit	177,773	125,830
Operating expenses:		
Research and development	60,421	46,791
Sales and marketing	124,310	91,700
General and administrative	34,326	31,253
Total operating expenses	219,057	169,744
Operating loss	(41,284)	(43,914)
Other income (expense), net:		
Interest income	4,570	5,472
Interest expense	(6,887)	(6,544)
Other income, net	2,334	700
Total other income (expense), net	17	(372)
Loss before provision for income taxes	(41,267)	(44,286)
Provision for income taxes	1,516	434
Net loss	$ (42,783)	$ (44,720)
Net loss per share, basic and diluted	$ (0.38)	$ (0.41)
Weighted-average shares used to compute net loss per share, basic and diluted	113,538	108,630

Condensed consolidated balance sheets

(in thousands, except par value; unaudited)

	March 31, 2020	December 31, 2019
Assets		
Current assets:		
Cash and cash equivalents	$ 199,092	$ 196,591
Marketable securities	269,003	286,958
Accounts receivable, net of allowance for doubtful accounts of $5,796 and $2,846 as of March 31, 2020 and December 31, 2019, respectively	101,027	127,808
Deferred costs	38,215	35,619
Prepaid expenses and other current assets	45,785	45,847
Total current assets	653,122	692,823
Marketable securities, noncurrent	369,091	361,948
Property and equipment, net	103,017	102,090
Deferred costs, noncurrent	36,520	35,230
Lease right-of-use assets	96,307	89,983
Goodwill and intangible assets, net	204,093	206,883
Other assets	26,640	25,632
Total assets	$ 1,488,790	$ 1,514,589
Liabilities and stockholders' equity		
Current liabilities:		
Accounts payable	$ 26,227	$ 38,376
Accrued liabilities	42,629	36,347
Accrued compensation and related benefits	61,996	61,512
Deferred revenue	301,402	320,642
Lease liabilities	21,253	21,804
Total current liabilities	453,507	478,681
Convertible senior notes, net	490,014	483,464
Deferred revenue, noncurrent	1,941	3,320
Lease liabilities, noncurrent	86,535	83,478
Other liabilities	6,850	7,662
Total liabilities	1,038,847	1,056,605
Stockholders' equity:		
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	1,139	1,130
Additional paid-in capital	1,200,521	1,155,044
Accumulated other comprehensive income (loss)	(10,152)	591
Accumulated deficit	(741,565)	$ (698,781)
Total stockholders' equity	449,943	457,984
Total liabilities and stockholders' equity	$ 1,488,790	$ 1,514,589

Condensed consolidated statements of cash flows

(in thousands; unaudited)

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Cash flows from operating activities		
Net loss	$ (42,783)	$ (44,720)
Adjustments to reconcile net loss to net cash provided by (used in) operating		
Depreciation and amortization	11,240	8,732
Share-based compensation	42,082	36,657
Amortization of deferred costs	9,965	6,918
Amortization of debt discount and issuance costs	6,549	6,188
Other	2,061	394
Changes in operating assets and liabilities:		
Accounts receivable	26,023	(6,966)
Prepaid expenses and other current assets	1,743	(3,774)
Deferred costs	(13,448)	(10,190)
Lease right-of-use assets	4,975	4,373
Other assets and liabilities	(232)	(498)
Accounts payable	(10,323)	15,655
Accrued liabilities	(662)	2,512
Accrued compensation and related benefits	(9,541)	(4,629)
Deferred revenue	(21,464)	12,149
Lease liabilities	(8,794)	(3,832)
Net cash provided by (used in) operating activities	(2,609)	18,969
Cash flows from investing activities		
Purchases of property and equipment	(9,938)	(9,258)
Internal-use software development costs	(3,058)	(1,213)
Purchases of marketable securities	(121,430)	(145,142)
Proceeds from maturities of marketable securities	74,231	47,265
Proceeds from sales of marketable securities	54,784	91,562
Purchases of strategic investments	(1,500)	(500)
Net cash used in investing activities	(6,911)	(17,286)
Cash flows from financing activities		
Proceeds from exercises of employee stock options	4,001	8,437
Proceeds from employee stock purchase plan	10,115	8,415
Taxes paid related to net share settlement of share-based awards	(1,897)	(2,416)
Net cash provided by financing activities	12,219	14,436
Effect of exchange rate changes on cash, cash equivalents and restricted cash	16	33
Net increase in cash, cash equivalents and restricted cash	2,715	16,152
Cash, cash equivalents and restricted cash at beginning of period	199,897	128,876
Cash, cash equivalents and restricted cash at end of period	$ 202,612	$ 145,028

Non-GAAP results

(in thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.



	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Reconciliation of gross profit and gross margin		
GAAP gross profit	$ 177,773	$ 125,830
Plus: Share-based compensation	5,059	4,937
Plus: Employer tax related to employee stock transactions	426	450
Plus: Amortization of purchased intangibles	2,106	1,618
Plus: Amortization of share-based compensation capitalized in internal-use software	451	420
Plus: Acquisition-related expenses	141	114
Non-GAAP gross profit	$ 185,956	$ 133,369
GAAP gross margin	75 %	69 %
Non-GAAP adjustments	3 %	4 %
Non-GAAP gross margin	78 %	73 %
Reconciliation of operating expenses		
GAAP research and development	$ 60,421	$ 46,791
Less: Share-based compensation	(12,626)	(11,636)
Less: Employer tax related to employee stock transactions	(887)	(1,292)
Less: Acquisition-related expenses	(1,011)	(568)
Non-GAAP research and development	$ 45,897	$ 33,295
GAAP research and development as percentage of revenue	25 %	26 %
Non-GAAP research and development as percentage of revenue	19 %	18 %
GAAP sales and marketing	$ 124,310	$ 91,700
Less: Share-based compensation	(16,559)	(12,399)
Less: Employer tax related to employee stock transactions	(1,174)	(1,028)
Less: Amortization of purchased intangibles	(699)	(577)
Less: Acquisition-related expenses	(621)	(392)
Non-GAAP sales and marketing	$ 105,257	$ 77,304
GAAP sales and marketing as percentage of revenue	52 %	51 %
Non-GAAP sales and marketing as percentage of revenue	44 %	43 %
GAAP general and administrative	$ 34,326	$ 31,253
Less: Share-based compensation	(7,838)	(7,685)
Less: Employer tax related to employee stock transactions	(763)	(750)
Less: Acquisition-related expenses	(104)	(631)
Non-GAAP general and administrative	$ 25,621	$ 22,187
GAAP general and administrative as percentage of revenue	14 %	17 %
Non-GAAP general and administrative as percentage of revenue	11 %	12 %
Reconciliation of operating income (loss) and operating margin		
GAAP operating loss	$ (41,284)	$ (43,914)
Plus: Share-based compensation	42,082	36,657
Plus: Employer tax related to employee stock transactions	3,250	3,520
Plus: Amortization of purchased intangibles	2,805	2,195
Plus: Acquisition-related expenses	1,877	1,705
Plus: Amortization of share-based compensation capitalized in internal-use software	451	420
Non-GAAP operating income (loss)	$ 9,181	$ 583
GAAP operating margin	(17)%	(24)%
Non-GAAP adjustments	21 %	24 %
Non-GAAP operating margin	4 %	— %

Non-GAAP results (continued)

(in thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
Reconciliation of net income (loss)		
GAAP net loss	$ (42,783)	$ (44,720)
Plus: Share-based compensation	42,082	36,657
Plus: Employer tax related to employee stock transactions	3,250	3,520
Plus: Amortization of purchased intangibles	2,805	2,195
Plus: Acquisition-related expenses	1,877	1,705
Plus: Amortization of share-based compensation capitalized in internal-use software	451	420
Plus: Amortization of debt discount and issuance costs	6,549	6,188
Less: Income tax effects and adjustments	(1,791)	(911)
Non-GAAP net income	$ 12,440	$ 5,054
Reconciliation of net income (loss) per share, basic		
GAAP net loss per share, basic	$ (0.38)	$ (0.41)
Non-GAAP adjustments to net loss	0.49	0.46
Non-GAAP net income per share, basic	$ 0.11	$ 0.05
Reconciliation of net income (loss) per share, diluted		
GAAP net loss per share, diluted	$ (0.38)	$ (0.41)
Non-GAAP adjustments to net loss	0.48	0.45
Non-GAAP net income per share, diluted	$ 0.10	$ 0.04
Weighted-average shares used in GAAP per share calculation, basic and diluted	113,538	108,630
Weighted-average shares used in non-GAAP per share calculation		
Basic	113,538	108,630
Diluted	120,167	116,985
Computation of free cash flow		
Net cash provided by (used in) operating activities	$ (2,609)	$ 18,969
Less: purchases of property and equipment	(9,938)	(9,258)
Less: internal-use software development costs	(3,058)	(1,213)
Free cash flow	$ (15,605)	$ 8,498
Net cash provided by (used in) operating activities margin	(1)%	10 %
Non-GAAP adjustments	(6)%	(5)%
Free cash flow margin	(7)%	5 %

About Zendesk

The best customer experiences are built with Zendesk.

Zendesk is a CRM company that builds flexible support, sales, and customer engagement software that is quick to implement and scales to meet changing needs. From large enterprises to startups, we believe that powerful, innovative customer experiences should be within reach for every company, no matter the size, industry or ambition. Zendesk serves more than 160,000 customers across a multitude of industries in over 30 languages. Zendesk is headquartered in San Francisco, and operates 17 offices worldwide. Learn more at www.zendesk.com.

Forward-looking statements

This shareholder letter contains forward-looking statements, including, among other things, statements regarding Zendesk's future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as "may," "should," "will," "believe," "expect," "anticipate," "target," "project," and similar phrases that denote future expectation or intent regarding Zendesk's financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk's actual results, performance, or achievements to differ materially, including (i) the effect of uncertainties related to the COVID-19 pandemic on U.S. and global markets, Zendesk's business, operations, revenue results, cash flow, operating expenses, demand for its solutions, sales cycles, customer retention, and its customers' businesses; (ii) other adverse changes in general economic or market conditions; (iii) Zendesk's ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (iv) Zendesk's ability to effectively expand its sales capabilities; (v) Zendesk's substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; (vi) Zendesk's expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (vii) the intensely competitive market in which Zendesk operates and the difficulty that Zendesk may have in competing effectively; (viii) Zendesk's ability to effectively market and sell its products to larger enterprises; (ix) Zendesk's ability to introduce and market new products and to support its products on a shared services platform; (x) Zendesk's ability to maintain and develop its strategic relationships with third parties; (xi) Zendesk's ability to prevent, mitigate, and respond effectively to both historical and future data breaches and to securely maintain customer data; (xii) Zendesk's ability to effectively manage its growth and organizational change, including its international expansion strategy; (xiii) Zendesk's ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (xiv) Zendesk's ability to comply with privacy and data security regulations; (xv) potential service interruptions or performance problems associated with Zendesk's technology and infrastructure; (xvi) the development of the market for software as a service business software applications; (xvii) real or perceived errors, failures, or bugs in its products; and (xviii) Zendesk's ability to accurately forecast expenditures on third-party managed hosting services.

The forward-looking statements contained in this shareholder letter are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2019. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Forward-looking statements represent Zendesk's management's beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

About non-GAAP financial measures

To provide investors and others with additional information regarding Zendesk's results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-Based Compensation and Amortization of Share-Based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk's control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity's developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Amortization of Debt Discount and Issuance Costs: In March 2018, Zendesk issued $575 million of convertible senior notes due in 2023, which bear interest at an annual fixed rate of 0.25%. The imputed interest rate of the convertible senior notes was approximately 5.26%. This is a result of the debt discount recorded for the conversion feature that is required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instrument. The debt discount is amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk's current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ending December 31, 2020, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin beyond the fiscal quarter ending June 30, 2020 because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk's disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk's cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk's infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk's operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk's operating results and future prospects in the same manner as management.

Zendesk's management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, and acquisition-related expenses, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk's business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

Non-GAAP gross margin for the fourth quarter of 2019 excludes $5.9 million in share-based compensation and related expenses (including $0.4 million of amortization of share-based compensation capitalized in internal-use software and $0.2 million of employer tax related to employee stock transactions), $2.1 million of amortization of purchased intangibles, and $0.1 million of acquisition-related expenses. Non-GAAP operating income and non-GAAP operating margin for the fourth quarter of 2019 exclude $39.5 million in share-based compensation and related expenses (including $1.4 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $1.6 million of acquisition-related expenses, and $2.8 million of amortization of purchased intangibles.

Free cash flow for the fourth quarter of 2019 includes cash used for purchases of property and equipment of $13.5 million and internal-use software development costs of $2.8 million.

About operating metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, annual recurring revenue represented by its churned customers, and the percentage of its annual recurring revenue from Support originating from customers with 100 or more agents on Support.

Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. In the quarter ended June 30, 2018, Zendesk began to offer an omnichannel subscription which provides access to multiple products through a single paid customer account, Zendesk Suite, and in the quarter ended June 30, 2019, Zendesk began to offer a subscription which provides access to Sell and Support through a single paid customer account, Zendesk Duet. In the quarter ended March 31, 2020, Zendesk began to offer two new omnichannel subscriptions, the Zendesk Support Suite and the Zendesk Sell Suite, which provide access to multiple support solutions and sales solutions, respectively, through a single paid customer account. The number of Support Suite paid customer accounts are included in the number of paid customer accounts on Suite, which are included in the number of paid customer accounts on products other than Support and Chat and are not included in the number of paid customer accounts on Support or Chat. The number of Sell Suite paid customer accounts are included in the number of paid customer accounts on products other than Support and Chat and are not included in the number of paid customer accounts on Support or Chat. Each Duet paid customer account is included once in the number of paid customer accounts on Support and once in the number of paid customer accounts on products other than Support and Chat.

Existing customers may also expand their utilization of Zendesk's products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk's products to service separate subsidiaries, divisions, or work processes. Other than usage of Zendesk's products through its omnichannel subscription offering, each of these accounts is also treated as a separate paid customer account.

Zendesk's dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk's dollar-based net expansion rate is based upon annual recurring revenue for a set of paid customer accounts on its products. Zendesk determines the annual recurring revenue value of a contract by multiplying the monthly recurring revenue for such contract by twelve.

Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any platform usage above the subscription base, if any, that may be applicable to such subscription. Beginning with the quarter ended June 30, 2019, we excluded the impact of revenue that we expect to generate from fixed-term contracts that are each associated with an existing account, are solely for additional temporary agents, and are not contemplated to last for the duration of the primary contract for the existing account from our determination of monthly recurring revenue. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk's base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products for customers with paid customer accounts as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the consolidation of customer accounts or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk's dollar-based net expansion rate being calculated across approximately 107,200 customers, as compared to the approximately 160,600 total paid customer accounts as of March 31, 2020.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements.

Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, Sell, Sunshine Conversations, its legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk's periodic reports filed with the Securities and Exchange Commission.

Zendesk's percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the annual recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the annual recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information. For the purpose of determining this metric, Zendesk builds an estimation of the proportion of annual recurring revenue from Suite attributable to Support and includes such portion in the annual recurring revenue from Support.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Zendesk's annual revenue run rate is based on its revenue for the most recent applicable quarter. Zendesk annualizes such results to estimate its annual revenue run rate by multiplying the revenue for its most recent applicable quarter by four. Zendesk's annual revenue run rate is not a comprehensive statement of its financial results for such period and should not be viewed as a substitute for full annual or interim financial statements prepared in accordance with GAAP. In addition, Zendesk's revenue for the most recent applicable quarter or annual revenue run rate are not necessarily indicative of the results to be achieved in any future period.

Customer metrics

	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020
Paid customer accounts on Zendesk Support (approx.)	75,600	77,100	79,600	81,200	82,600
+ Paid customer accounts on Zendesk Chat (approx.)	45,300	44,300	43,600	42,600	41,800
+ Paid customer accounts on other Zendesk products (approx.)	24,700	27,500	30,600	33,200	36,100
= Approximate number of paid customer accounts*	145,600	149,000	153,800	157,000	160,600

*Does not add up to total due to rounding

Geographic information

Revenue mix by geography

	Q1'20
United States	52.2%
EMEA	28.6%
APAC	10.8%
Other	8.4%

Source: Zendesk, Inc.

Contact



Investor contact
Karen Sansot
+1 415-852-3877
ir@zendesk.com



Media contact
Paige Young
+1 425-442-3981
press@zendesk.com